Exhibit 99

October 31, 2011	Contact: James Gasior
President and CEO
Press Release:	Cortland Bancorp Reports Third Quarter 2011 Earnings
CORTLAND BANCORP ( the “Company,” OTCQB: CLDB) today reported net income of $1.05 million for the quarter ending September 30, 2011, representing over $1 million improvement from net income reported for the same period in 2010.
Excluding non-recurring items such as impairment losses and securities gains, the $1.05 million net income was an increase of 6.8% over the $983,000 comparable number for the quarter in 2010.
Net income for the nine months to date was $3.24 million or $.72 per share in 2011 versus $2.24 million or $.49 per share for 2010, a 44.6% increase.
Highlights of operations for the current quarter are as follows:
•	Net interest income increased by over $300,000 in 2011 versus 2010 as net interest margin expanded to 3.72% for the quarter, a 20 basis point improvement as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.
•	The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs (annualized) were .18% of average loans in 2011 and .15% in the third quarter of 2010. The allowance for loan loss (ALLL) to total loans ratio was 1.16% at September 30, 2011 versus 1.07% a year ago. The Company’s allowance for loan losses covers 91% of nonperforming loans at September 30, 2011.
•	The Company had no other-than-temporary impairment (“OTTI”) losses on investment securities in the quarter versus $1.46 million in the same 2010 quarter.
•	The Company’s total shareholders’ equity increased from $41.9 million on December 31, 2010 to $44.3 million at September 30, 2011, an increase of $2.4 million. The Company continues to remain well capitalized under all regulatory measures. The Company’s total risk-based capital is $15.6 million in excess of the 10% well capitalized threshold.

James Gasior, President and Chief Executive Officer stated, amid more rigorous regulatory standards and an uncertain economy, the Company continues to follow its core strategic direction. Our operating results reflect our commitment to growing loans and deposits in the markets in which we operate and in producing consistent positive earnings. On the heels of the financial crisis, we have now posted positive earnings in each of the last eight quarters dating back to the fourth quarter of 2009.”
Net interest income, which provides the core earnings base for the Company, increased 8.3% to $4.117 million in the third quarter of 2011 versus $3.803 million in 2010. The Company has benefited from increasing balances in the loan portfolio yielding 5.87% during the quarter in lieu of allocating funds into the investment portfolio earning 3.39%. Also, as liabilities continue to mature and reprice at lower rates, the net interest income has, and is expected to continue to improve. During the most recent quarter, the cost of interest bearing deposits has fallen below 1% for the first time. As deposit rates are periodically re-priced to reflect market trends, the company has been able to both retain and grow deposits and has recorded a more than 6% increase in balances over the past year.
Mr. Gasior noted, “The Company restructured and expanded its commercial lending staff in the second half of 2010 with the specific objective of growing its commercially-oriented loan portfolio. Whether during the peak of the economic recession, or during the current post recessionary period, the Company has continued its practice of working with businesses and consumers, in meeting their financing needs, during prosperous and difficult times alike. We remain committed to fulfilling the credit needs of customers in our markets.”
Non-Interest Income for the quarter, excluding impairment (OTTI) charges and securities gains, increased by $70,000 from a year ago. This is mainly due to realizing gains on Other Real Estate in 2011 of $28,000 versus losses in 2010 of $56,000. Despite the addition to the lending staff, Non-Interest Expenses were held in check for the third quarter of 2011 at $3.291 million as compared to $3.287 million for the same period in 2010.
The Company, to date, has not experienced notable deterioration in credit quality despite less than favorable economic conditions over the past several years. Nonperforming loans were $4.5 million at September 30, 2011 or 1.71% of loans, up slightly from $3.9 million at December 31, 2010. Included in these totals is a single loan of $1 million fully secured by collateral for which no loss is expected to be incurred. For the quarter ending September 30, 2011 the provision for loan losses was $324,000, more than covering the net charge-offs for the period. Provision expense during the past two quarters was increased in recognition of loan growth and a changing composition of the loan portfolio as the Company takes aim at managing its balance sheet with a commercially oriented focus.

Total loans at September 30, 2011 were $263.7 million as compared to $233.3 million a year ago, a 13% increase. Total assets of $497.8 million at September 30, 2011 reflect a modest increase of 3.1% from year ago asset totals of $482.9 million as management orchestrates balance sheet strategies designed to reinvest cash flows from its investment portfolio and increase loan balances with no material change in composite asset totals. This balance sheet strategy is designed to improve net interest income margins and overall profitability while maintaining assets which support the Company’s current capital position.
The Company’s investment portfolio contains trust preferred securities, which have resulted in valuation charges against income of $13.7 million in 2009, $2.7 million in 2010, and $202 thousand in the first quarter of 2011. The Company continues to value these securities consistent with valuation techniques prescribed under accounting standards. The market for these securities and similar securities, which had been relatively active since 2003, became illiquid during the financial crisis of 2008 and is still currently not active. Since 2008, the Company has modeled and analyzed the cash flow characteristics and has concluded that a major portion of these devalued securities were not recoverable. There was no charge for this “other than temporary” impairment for the third quarter of 2011 versus $1.46 million in the third quarter of 2010.
Commenting on the OTTI charges, Mr. Gasior stated, “The OTTI charges recognized are highly dependent on the performance of the community bank collateral backing the issues. As most of the weaker banks have exited the collateral pools by now, the valuation charges have substantially declined over the past few quarters.” However, Mr. Gasior continued, “Although the charges on impaired trust preferred securities has diminished over the past few quarters, there is a continued risk that future valuation reviews could result in recognition of additional OTTI charges on these securities as well as for other securities which have not resulted in OTTI to date”.
In addition to building loan loss reserves, the Company has also continued to increase its capital levels. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry, have been under the watchful eye of the regulators. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a comfortable margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows at September 30, 2011: a Tier 1 leverage ratio of 10.25% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 13.27% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 14.10% (compared to a “well-capitalized” threshold of 10.00%).

Mr. Gasior commented, “In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non interest income revenue base”.
Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.
For additional information about Cortland Banks visit http://www.cortland-banks.com.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited

	Three	Three
	months	months	Nine months	Nine months
	ended	ended	ended	ended
	September	September	September	September
	30, 2011	30, 2010	30, 2011	30, 2010
SUMMARY OF OPERATIONS

Total interest income	$5,275	$5,370	$15,933	$16,538
Total interest expense	(1,158)	(1,567)	(3,614)	(4,951)

Net interest income (NII)	4,117	3,803	12,319	11,587
Provision for loan losses	(324)	(30)	(872)	(325)

NII after loss provision	3,793	3,773	11,447	11,262
Total other income before impairment loss	870	753	2,945	3,188
Total other noninterest expense	(3,291)	(3,287)	(9,967)	(9,236)

Income before tax and impairment loss	1,372	1,239	4,425	5,214

Net income before impairment loss	1,054	983	3,377	3,965

Impairment loss net of tax benefit		(966)	(133)	(1,730)

Net income	$1,054	$17	$3,244	$2,235

CORE EARNINGS
GAAP earnings	$1,054	$17	$3,244	$2,235
Impairment losses on investment securities		1,464	202	2,621
Investment gains not in the ordinary course of business	(14)		(333)	(920)
Credits related to reorganization — net				(457)
Tax effect of adjustments	5	(498)	45	(423)

Core earnings	$1,045	$983	$3,158	$3,056

PER COMMON SHARE DATA

Net income, both basic and diluted	$0.24	$0.00	$0.72	$0.49
Book value	9.78	8.99	9.78	8.99

BALANCE SHEET DATA
Assets	$497,757	$482,886	$497,757	$482,886
Investments	188,712	201,366	188,712	201,366
Net loans	260,672	230,811	260,672	230,811
Deposits	402,121	376,638	402,121	376,638
Borrowings	42,449	55,865	42,449	55,865
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	44,268	40,706	44,268	40,706

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	2.18%	1.31%	2.18%	1.31%
Net Charge offs as a percent of total loans	0.18	0.07	0.16	0.15
Loan loss reserve as a percent of total loans	1.16	1.07	1.16	1.07
Non-accrual loans as a percent of total loans	1.27	0.94	1.27	0.94

FINANCIAL RATIOS
Return on average equity	9.23%	0.17%	9.72%	7.36%
Return on average assets	0.85	0.01	0.88	0.61
Effective tax rate	23.18	(107.56)	23.18	13.81
Net interest margin	3.72	3.52	3.76	3.56
Efficiency ratio	67.23	72.87	69.26	67.09

CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	14.10%	13.25%	14.10%	13.25%
Tier 1 capital to risk-weighted assets	13.27	12.54	13.27	12.54
Tier 1 capital to average assets	10.25	9.32	10.25	9.32

(1)	Nonperforming assets include non-accrual loans, OREO, restructured loans and non-accrual investments.